Exhibit n.3

Board of Directors and Shareholders

MCG Capital Corporation

We are aware of the inclusion in the Registration Statement (Form N-2 No. 333-[            ]) of MCG Capital Corporation for the registration of 25,000,000 shares of its common stock of our report dated October 29, 2004 relating to the unaudited condensed consolidated interim financial statements of MCG Capital Corporation as of September 30, 2004 and for the three-month and nine-month periods ended September 30, 2004 and 2003.

/s/ Ernst & Young LLP

McLean, Virginia

December 15, 2004